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                                                                    Exhibit 23.4

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-49416 of Career Education Corporation on Form S-4 of our report dated March 10, 2000 (March 30, 2000 as to Note 15) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to certain matters which raise substantial doubt about the ability of EduTrek International, Inc. to continue as a going concern), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.




DELOITTE & TOUCHE LLP

Atlanta, Georgia
November 29, 2000